EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

APRIL 16, 2010

AMES NATIONAL CORPORATION
ANNOUNCES
2010 FIRST QUARTER EARNINGS RESULTS

First Quarter 2010 Results:

For the quarter ended March 31, 2010, net income for Ames National Corporation (the Company) totaled $3,270,000, or $0.35 per share, compared to $2,441,000, or $0.26 per share, for the same period in 2009.  Net income increased primarily due to net securities gains and lower non-interest expense.  Net securities gains totaled $537,000 for the first quarter of 2010 compared to net securities losses of $351,000 for the same period one year ago.  For the quarter ended March 31, 2010, FDIC insurance assessments and other real estate owned costs declined $167,000 and $370,000, respectively.  The reduction in the FDIC insurance assessment was due primarily to lower FDIC assessment rates, while the decline in other real estate owned costs was due to impairment charges in 2009, with no impairment charges in 2010.

For the quarter ended March 31, 2010, net interest income increased $150,000, or 2.1%, compared to the same period in 2009.  This increase is primarily the result of lower cost of funds on deposits and other borrowings and an increase in the average balance of securities available-for-sale, offset in part by lower yields on interest earning assets. The lower yields and cost of funds were due primarily to lower market interest rates as interest earning assets and interest-bearing liabilities are repricing.  The Company’s net interest margin was 3.78% for the quarter ended March 31, 2010 compared to 3.97% for the quarter ended March 31, 2009.

The provision for loan losses was $324,000 for the first quarter of 2010 compared to $230,000 for the same period in 2009.  Net charge-offs for the quarter ended March 31, 2010, were $294,000 compared to $77,000 for the same period in 2009.

Non-interest income for the first quarter of 2010 totaled $1,958,000 as compared to $1,006,000 for the same period in 2009, primarily due to increased security gains previously described.

Non-interest expense for the first quarter of 2010 totaled $4,533,000 compared to $4,826,000 recorded in the first quarter of 2009.  The lower non-interest expense can be primarily attributed to lower FDIC insurance assessments and other real estate owned costs, offset in part by higher salaries and employee benefits.  The efficiency ratio for the first quarter of 2010 was 48.66%, compared to 58.76% for the same period in 2009.

Balance Sheet Review:

As of March 31, 2010, total assets were $926,355,000, a $52,623,000 increase compared to March 31, 2009.  The increase in deposits and securities sold under agreements to repurchase and decreases in federal funds sold and the loan portfolio, funded an increase in securities available-for-sale, interest bearing deposits in financial institutions and cash and due from banks.

Securities available-for-sale as of March 31, 2010 increased to $419,053,000, compared to $318,347,000 as of March 31, 2009, primarily as a result of increases in U.S. government agencies, mortgage backed securities and state and political subdivisions, offset in part by decreases in corporate obligations and equities.  The Company reduced the corporate bond and equity portfolios in order to lower the credit and market risk exposure in those portfolios.  As of March 31, 2010, the carrying value and fair value of the other-than-temporary impaired securities totaled $693,000.

Net loans as of March 31, 2010 decreased 6.6% primarily as a result of declining loan demand and normal portfolio pay downs, to $408,906,000 compared to $437,646,000 as of March 31, 2009.  The allowance for loan losses on March 31, 2010, totaled $7,682,000, or 1.84% of gross loans, compared to $7,652,000 or 1.81% of gross loans as of December 31, 2009 and $6,932,000 or 1.55% of gross loans as of March 31, 2009.  Impaired loans as of March 31, 2010, were $7,250,000, or 1.7% of gross loans, compared to $9,188,000, or 2.2% of gross loans as of December 31, 2009 and $7,469,000, or 1.7% of gross loans as of March 31, 2009.

Other real estate owned was $11,141,000 as of March 31, 2010, compared to $11,909,000 as of December 31, 2009 and $13,249,000 as of March 31, 2009.  The net change in other real estate is primarily due to impairment write offs and sales of other real estate owned, offset in part by transfers from loan receivables.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $723,505,000 on March 31, 2010, a 5.6% increase from the $685,041,000 recorded at March 31, 2009.  The increase in deposits was primarily due to an increase of approximately $24,433,000 in public funds.  Also the mix of deposits has changed, as depositors have moved deposits to demand, NOW, savings and money market accounts from time deposit accounts.

The Company’s stockholders’ equity represented 12.4 % of total assets as of March 31, 2010 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder equity totaled $115,322,000 as of March 31, 2010, $112,340,000 as of December 31, 2009 and $103,940,000 as of March 31, 2009.

Shareholder Information:

Return on average assets was 1.43% for the quarter ended March 31, 2010, compared to 1.15% for the same period in 2009.  Return on average equity was 11.46% for the quarter ended March 31, 2010, compared to the 9.32% for the same period in 2009.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $20.05 on March 31, 2010.   During the first quarter, the price ranged from $17.00 to $21.99.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Company is forecasting earnings for the year ending December 31, 2010, in the range of $1.04 to $1.12 per share compared to the $0.95 per share earned for the year ending December 31, 2009.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
March 31, 2010 and 2009

ASSETS	2010	2009

Cash and due from banks	$25,422,556	$17,392,449
Federal funds sold	-	48,774,000
Interest bearing deposits in financial institutions	34,097,282	12,634,196
Securities available-for-sale	419,052,593	318,347,128
Loans receivable, net	408,906,164	437,646,282
Loans held for sale	1,708,365	679,000
Bank premises and equipment, net	11,780,912	12,407,047
Accrued income receivable	6,450,914	6,210,789
Deferred income taxes	3,228,044	5,956,122
Other real estate owned	11,140,683	13,248,946
Other assets	4,567,509	436,176

Total assets	$926,355,022	$873,732,135

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$94,569,046	$74,455,066
NOW accounts	195,451,550	183,032,806
Savings and money market	191,829,393	187,309,171
Time, $100,000 and over	92,014,067	77,892,158
Other time	149,641,257	162,352,259
Total deposits	723,505,313	685,041,460

Federal funds purchased and securities sold under agreements to repurchase	44,557,180	37,808,994
Short-term borrowings	101,535	372,757
FHLB advances and other long-term borrowings	38,500,000	41,500,000
Dividend payable	1,037,620	943,291
Accrued expenses and other liabilities	3,331,051	4,125,428
Total liabilities	811,032,699	769,791,930

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 issued and outstanding	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	69,935,681	63,968,930
Accumulated other comprehensive income (loss)-net unrealized income (loss) on securities available-for-sale	3,869,590	(1,545,777)
Total stockholders' equity	115,322,323	103,940,205

Total liabilities and stockholders' equity	$926,355,022	$873,732,135

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Interest and dividend income:
Loans	$6,099,479	$6,611,175
Securities
Taxable	1,827,521	2,111,495
Tax-exempt	1,365,582	1,278,656
Federal funds sold	—	11,075
Interest bearing deposits	130,113	105,071

Total interest and dividend income	9,422,695	10,117,472

Interest expense:
Deposits	1,662,354	2,441,530
Other borrowed funds	403,158	468,384

Total interest expense	2,065,512	2,909,914

Net interest income	7,357,183	7,207,558

Provision for loan losses	323,798	229,654

Net interest income after provision for loan losses	7,033,385	6,977,904

Non-interest income:
Trust department income	530,716	382,552
Service fees	399,823	421,450
Securities gains (losses), net	536,983	(350,675)
Other-than-temporary impairment of investment securities	-	(22,661)
Gain on sale of loans held for sale	153,536	262,906
Merchant and ATM fees	165,387	146,010
Other	171,320	166,390

Total non-interest income	1,957,765	1,005,972

Non-interest expense:
Salaries and employee benefits	2,598,039	2,346,759
Data processing	450,964	478,635
Occupancy expenses	401,154	392,804
FDIC insurance assessments	313,357	479,911
Other real estate owned	56,353	426,844
Other operating expenses	713,072	701,467

Total non-interest expense	4,532,939	4,826,420

Income before income taxes	4,458,211	3,157,456

Income tax expense	1,188,611	716,316

Net income	$3,269,600	$2,441,140

Basic and diluted earnings per share	$0.35	$0.26

Declared dividends per share	$0.11	$0.10